Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Investment Portfolios 18, Inc.:

We consent to the use of our report dated January 21, 2014, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers” and “Financial Statements” in the statement of additional information.

New York, New York

January 31, 2014